UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 15, 2010

ACCREDITED MEMBERS HOLDING CORPORATION
(Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commision File Number	IRS Employer Identification No

2 N. Cascade Ave, #1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2010, the Board of Directors of Accredited Members Holding Corporation (the “Company”) adopted an amendment (the “Amendment”) to increase the shares reserved under the Company’s 2009 Stock Option Plan (the “Plan”).  The Amendment became effective on December 15, 2010. The amendment increased the number of shares reserved under the Plan from 2.603 million shares to 7 million shares.  The Amendment only changed the number of shares reserved for issuance under the Plan, and did not affect the terms of any options that were previously granted or result in any additional options being granted.

As further described in Item 5.07 below, at the annual meeting of the Company’s shareholders held on December 15, 2010 (the “Annual Meeting”) the Company’s shareholders considered several proposals, including the Amendment.  Although the Amendment received more than a majority of the votes cast at the meeting, it did not receive a sufficient number of votes to be approved by the shareholders.  The sole reason for seeking shareholder approval of the Amendment was to permit certain options granted pursuant to the Plan to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code.  The adoption of the Amendment itself was not subject to shareholder approval.  As a result, although the Amendment is effective, unless the Company receives shareholder approval of the Amendment within one year of the Amendment’s adoption by the Board, options granted from those shares that are a part of the Amendment will not be eligible to be considered Incentive Stock Options under Section 422 of the Internal Revenue Code.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At the Annual Meeting the Company’s shareholders approved three amendments to the Company’s Articles of Incorporation.  On December 16, 2010 the Company filed each of the amendments to its Articles of Incorporation with the Colorado Secretary of State, and each amendment was effective immediately upon filing.  The three amendments accomplished the following:

1.           Amendment No. 1 - Increased the Company’s authorized capital to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

2.           Amendment No. 2 - Amended Article 8 of Section V of the Company’s Articles of Incorporation to provide that a majority of the votes entitled to be cast is sufficient to approve any matter submitted for shareholder approval.  Previously the Company’s Articles of Incorporation provided that a majority of the issued and outstanding shares was sufficient to approve matters submitted for shareholder approval.

3.           Amendment No. 3 - Amended Article V, Section 9 of the Company’s Articles of Incorporation to provide that the quorum threshold for matters brought before the Company’s shareholders is equal to one-third of the votes entitled to be cast on any matter.  Previously the Company’s Articles of Incorporation provided that a quorum was achieved if one third of the issued and outstanding shares entitled to vote on any matter were represented at a meeting.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of shareholders, six proposals were submitted to the shareholders for approval as set forth in the Company’s definitive proxy statement dated November 10, 2010.   Each of the proposals are described in detail in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on November 3, 2010.

As of the record date, October 29, 2010, the Company had outstanding shares of common and preferred stock entitled to cast a total of 34,097,791 votes.  In total the holders of record of shares of common stock and preferred stock entitled to 25,306,028 votes were present in person or represented by proxy at the Annual Meeting, which represented approximately 74% of the votes attributable to shares of voting stock outstanding and entitled to vote at the meeting.

At the Annual Meeting, the shareholders approved five of the proposals, but did not approve Proposal No. 3, the Amendment to the 2009 Stock Option Plan which required the approval of a majority of the votes entitled to be cast for approval.  The votes on the proposals were cast as follows:

Proposal No.1 - Election of Directors.  The shareholders elected J.W. Roth and David Lavigne to serve on the Company’s Board of Directors.  The votes were cast as follows:

Name	For	Withheld
J.W. Roth	23,623,522	4,925
David Lavigne	23,590,186	38,261

Proposal No. 2 - Proposal No. 2 - Approval of the Amendment to the Company’s Articles of Incorporation to increase its authorized capital to 100 million shares of common stock and 10 million shares of preferred stock. The votes on this proposal were cast as follows:

For	Against	Abstain
19,994,855	3,255,422	378,170

Proposal No. 3 – Approval of an amendment to the Company’s 2009 Stock Option Plan.  The votes on this proposal were cast as follows:

For	Against	Abstain
14,681,929	8,615,007	321,511

Proposal No. 4 – Approval of an amendment to Article 8 of Section V of the Company’s Articles of Incorporation regarding the vote required for shareholders to approve actions presented for shareholder approval. The votes on this proposal were cast as follows:

For	Against	Abstain
18,219,096	5,362,427	137,777

Proposal No. 5 – Approval of an amendment to Section 9 of Article V of the Company’s Articles of Incorporation to regarding the quorum threshold for matters brought before the Company’s shareholders. The votes on this proposal were cast as follows:

For	Against	Abstain
18,219,096	5,362,427	137,777

Proposal No. 6 - Ratification and Approval of GHP Horwath, P.C. as the Company’s independent registered public accounting firm. The votes on this proposal were cast as follows:

For	Against	Abstain
23,581,523	0	137,777

Item 9.01  –  Financial Statements and Exhibits

3.1           Articles of Amendment.  Filed herewith.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of December 2010.

Accredited Members Holding Corporation

By:	/s/ J.W. Roth
Co-Chairman